Exhibit 3.3

AUDAX PRIVATE CREDIT FUND, LLC

Limited Liability Company Agreement

Dated as of April 10, 2025

i

Section 3.7 Waiver of Notice	10

Section 3.8 Member Voting and Consents	10

ARTICLE 4 – INVESTMENTS AND ACTIVITIES	11

Section 4.1 Investment Objectives	11

Section 4.2 Borrowing	11

(a) General	11

(b) Beneficiary Rights	12

Section 4.3 Distributions	12

ARTICLE 5 – CERTAIN RIGHTS AND PREFERENCES OF SHARES	13

Section 5.1 Shares	13

Section 5.2 Common Shares	13

Section 5.3 Preferred Shares	13

ARTICLE 6 – FEES AND EXPENSES; ADVISORY AGREEMENT; ADMINISTRATION AGREEMENT	14

Section 6.1 Company Expenses	14

Section 6.2 Investment Advisory Agreement	13

Section 6.3 Administration Agreement	13

ARTICLE 7 – CAPITAL OF THE COMPANY	13

Section 7.1 Capital Contributions	13

(a) General	14

(b) Additional Capital Contributions	14

(c) No Interest	14

ARTICLE 8 – DURATION OF THE COMPANY	14

Section 8.1 Term and Termination of the Company	14

Section 8.2 Sale of Assets	14

ARTICLE 9 – LIQUIDATION OF ASSETS ON DISSOLUTION	14

Section 9.1 General	14

Section 9.2 Liquidating Distributions; Priority	15

(a) Priority	15

(b) Distributions In-Kind	15

Section 9.3 Duration of Liquidation	15

Section 9.4 Liability for Returns	15

Section 9.5 Post-Dissolution Investments	15

ARTICLE 10 – LIMITATIONS ON TRANSFERS OF SHARES; REQUIRED TRANSFERS	16

Section 10.1 Transfers of Shares	16

(a) General	16

(b) Reimbursement of Transfer Expenses	16

Section 10.2 Admission of Substituted Members	16

(a) General	16

(b) Effect of Admission	16

(c) Non-Compliant Transfer	17

ARTICLE 11 – LIMITATION OF LIABILITY AND INDEMNIFICATION	17

Section 11.1 Limitation of Liability	17

Section 11.2 Indemnification	17

(a) Third Party Actions	17

(b) Actions by or in the Right of the Company	17

(c) Expenses	18

(d) Determinations	18

(e) Right to Advancement of Expenses	18

(f) Indemnification Not Exclusive	18

(g) Certain Definitions	19

Section 11.3 Nature of Rights	19

Section 11.4 Insurance	19

Section 11.5 Limitation by Law	19

ARTICLE 12 – AMENDMENTS	20

Section 12.1 Amendments	20

(a) By Consent	20

(b) Without Consent	20

(c) Consent to Amend Special Provisions	21

ARTICLE 13 – ADMINISTRATIVE PROVISIONS	21

Section 13.1 Keeping of Accounts and Records; Certificate of Formation; Administrator	21

(a) Accounts and Records	21

(b) Certificate of Formation	21

Section 13.2 Valuation	22

Section 13.3 Notices	22

Section 13.4 Accounting Provisions	22

(a) Fiscal Year	22

(b) Independent Auditors	22

Section 13.5 Tax Provisions	23

(a) Classification of the Company as Corporation for Tax Purposes	23

(b) RIC Requirements	23

(c) Tax Information	23

Section 13.6 General Provisions	23

(a) Power of Attorney	23

(b) Binding on Successors	24

(c) Governing Law	24

(d) Severability	24

(e) Submission to Jurisdiction; Venue; Waiver of Jury Trial	25

(f) Waiver of Partition	25

(g) Securities Law Matters	25

(h) Confidentiality	25

(i) Fixing the Record Date	29

(j) Notices to Members	29

(k) Contract Construction; Headings; Counterparts	30

(l) Effectiveness	30

(m) Subscription Agreement Member Default Provisions	30

APPENDIX I	1

Appendix I Definitions	I-1

Schedule A Schedule of Directors	A-1

LIMITED LIABILITY COMPANY AGREEMENT

OF

AUDAX PRIVATE CREDIT FUND, LLC

This Limited Liability Company Agreement (the “Agreement”) of Audax Private Credit Fund, LLC (the “Company”) is entered into as of April 10, 2025 and is effective as of the Conversion Effective Time (as defined below) by each of the persons that immediately prior to the Conversion (as defined below) were partners of the Limited Partnership (as defined below) (each, an “Initial Member” and collectively, the “Initial Members”), as a member of the Company, and any other Member admitted to the Company from time to time after the date hereof in accordance with this Agreement.

RECITALS

WHEREAS, Audax Private Credit Fund, LP (the “Limited Partnership”) was formed as a Delaware limited partnership on July 23, 2024;

WHEREAS, the general partner and all the limited partners of the Limited Partnership approved the conversion of the Limited Partnership to a limited liability company and this Agreement;

WHEREAS, on the date hereof, the Limited Partnership was converted by operation of law to a Delaware limited liability company (the “Conversion”) under Section 17-219 of the Delaware Revised Uniform Limited Partnership Act (6 Del. C. §17-101, et seq.) and Section 18-214 of the Delaware Limited Liability Company Act (6 Del. C. §18-101, et seq.) (as amended from time to time, the “Delaware Act”) pursuant to the Certificate of Conversion relating to the Conversion and filed in the office of the Secretary of State of the State of Delaware (the “Secretary of State”) on April 10, 2025 (the “Certificate of Conversion”) and the Certification of Formation of the Company filed in the office of the Secretary of State on April 10, 2025 (as amended or amended and restated from time to time, the “Certificate”);

WHEREAS, the Conversion became effective upon the later of (i) the filing of the Certificate of Conversion and the Certificate with the Secretary of State or (ii) the time, if any, set forth therein for the effectiveness of the Conversion (the “Conversion Effective Time”); and

WHEREAS, pursuant to this Agreement and the Conversion, among other things, the partners of the Limited Partnership became Members of the Company and the interests in the Limited Partnership were converted into Common Shares of the Company, representing limited liability company interests in the Company, par value $0.001, with a net asset value per share of $25 (the “Common Shares”).

NOW, THEREFORE, the parties hereto hereby agree as follows:

ARTICLE 1 – DEFINITIONS

Section 1.1 Definitions. Capitalized terms used herein and not otherwise defined have the meanings assigned to them in APPENDIX I hereto. APPENDIX I also indicates other sections of this Agreement in which certain other terms used in this Agreement are defined.

ARTICLE 2 – ORGANIZATION; POWERS

Section 2.1 Formation of Limited Liability Company.

(a) Formation. The Limited Partnership was formed as a Delaware limited partnership on July 23, 2024. Pursuant to the Conversion and effective as of the Conversion Effective Time, (i) all of the existing organizational documents of the Limited Partnership are replaced and superseded in their entirety by this Agreement and the Certificate in respect of all periods beginning on or after the Conversion, (ii) the partners of the Limited Partnership immediately prior to the Conversion, being the Initial Members, are automatically admitted to the Company as Members of the Company upon execution of this Agreement, (iii) all partnership interests in the Limited Partnership prior to the Conversion are converted to Common Shares of the Company, (iv) the Initial Members own such number of Common Shares as set forth on the books and records of the Company on the date hereof, (v) the Limited Partnership shall cease to exist as a Delaware limited partnership and is being continued without dissolution in the form of a Delaware limited liability company governed by this Agreement, and (vi) in accordance with Section 18-214(g) of the Delaware Act and for all purposes of the laws of the State of Delaware, the Company shall constitute a continuation of the existence of the Limited Partnership in the form of a Delaware limited liability company and shall be deemed to be the same entity as the Limited Partnership.

(b) Admission. Each Person who is to be admitted as a Member pursuant to this Agreement following the Conversion Effective Time shall be admitted to the Company as a Member as set forth in Section 3.3(b) with respect to Additional Members and Article 10 with respect to substitute Members.

(c) Name. The name of the Company is “Audax Private Credit Fund, LLC”.

(d) Address. The registered office of the Company in the State of Delaware, and the registered agent for service of process on the Company in the State of Delaware at such address, shall be as specified in the Certificate or as is designated by the Board from time to time in accordance with the Delaware Act. The principal place of business of the Company shall be 320 Park Avenue, New York, NY 10022, or such other place as the Board may determine from time to time.

Section 2.2 Purpose; Powers. The Company may engage in any lawful act or activity for which limited liability companies may be formed under the laws of the State of Delaware and shall have all the powers available to it as a limited liability company formed under the laws of the State of Delaware.

ARTICLE 3 – MEMBERS, VOTING, AND CONSENTS

Section 3.1 Names, Addresses and Subscriptions. The name, address and e-mail address, the number and Shares (as defined in Section 5.3 below) held and the Capital Contribution of each Member are set forth in the books and records of the Company. The Company shall maintain such books and records in a manner consistent with this Agreement and shall cause such books and records to be revised to reflect (a) the admission of any additional or substituted Member occurring pursuant to the terms of this Agreement, (b) the resignation, or partial resignation, of any Member pursuant to the terms of this Agreement and/or in accordance with a Member’s Subscription Agreement, (c) any change in the name, address or e-mail address of a Member, or (d) any changes in the number of Shares owned or the Member’s Capital Contribution occurring pursuant to the terms of this Agreement.

Section 3.2 Status of Members.

(a) Limited Liability. No Member or former Member (as defined below), in its capacity as such, shall be liable for any of the debts, liabilities or obligations of the Company except as provided in this Section 3.2(a) and to the extent otherwise required by law. Each Member and former Member shall be required to pay to the Company (i) any Capital Contributions that it has agreed to make to the Company pursuant to this Agreement and the applicable Subscription Agreement; (ii) the amount of any distribution that it is required to return to the Company pursuant to the Delaware Act; and (iii) the unpaid balance of any other payments that it is expressly required to make to the Company pursuant to this Agreement or pursuant to the applicable Subscription Agreement, as the case may be.

As used in this Agreement, “former Members” refers to such Persons who hereafter, from time to time, cease to be Members pursuant to the terms and provisions of this Agreement.

(b) Effect of Death, Dissolution or Bankruptcy. Upon the death, incompetence, bankruptcy, insolvency, liquidation or dissolution of a Member, the rights and obligations of such Member under this Agreement, to the maximum extent permitted by law, shall inure to the benefit of, and shall be binding upon, such Member’s successor(s), estate or legal representative. Each such Person shall be treated as provided in the second sentence of Section 10.2(b) unless and until such Person is admitted as a substituted Member pursuant to Section 10.2. Any Transfer of the Shares so acquired by such successor, estate or legal representative shall be subject to the requirements of Article 10.

(c) No Control of Company. Except as otherwise provided herein, no Member shall have the right or power to: (i) withdraw all or any portion of its Capital Contribution to the Company; (ii) to the maximum extent permitted by law, cause the dissolution and winding up of the Company (including pursuant to Section 18-802 of the Delaware Act); or (iii) demand property in return for its Capital Contributions. No Member, in its capacity as such, shall take any part in the control of the affairs of the Company, undertake any transactions on behalf of the Company, or have any power to sign for or otherwise to bind the Company unless otherwise approved by the Board.

(d) Dual Status. A Member may hold both Common Shares and, if issued, Preferred Shares (as defined in Section 5.3 below). A Member who holds both Common Shares and Preferred Shares shall be treated separately as a Common Shareholder with respect to its Common Shares and as a Preferred Shareholder with respect to its Preferred Shares, except as otherwise provided in this Agreement.

Section 3.3 Admission of New Members; Capital Contributions.

(a) Initial Closing Date. The Limited Partnership entered into Subscription Agreements with initial investors pursuant to which such subscribers agreed to make capital contributions to the Limited Partnership for an aggregate purchase price equal to the portion of such Person’s requested capital contribution (the “Capital Contribution”) to the Limited Partnership that was accepted by the Limited Partnership, subject to the terms of the Limited Partnership Agreement of the Limited Partnership and the Subscription Agreement. The Limited Partnership held an initial closing on October 1, 2024. Capital Contributions to the Limited Partnership shall be deemed to be Capital Contributions to the Company.

(b) Additional Members. One or more additional Members (each an “Additional Member”) may be admitted to the Company as Members by the Board at any time by acquiring Shares in accordance with this Agreement. Prior to the admission of any Additional Member, such Additional Member shall execute a written agreement pursuant to which such Additional Member shall agree to be bound by all of the terms and provisions of this Agreement applicable to Members and shall deliver such additional documentation to the Company as the Board shall reasonably require to admit such Additional Member to the Company.

Section 3.4 Management and Control of Company.

(a) Board of Directors.

(i) The Company’s board of directors (the “Board of Directors” or the “Board”) will be composed of seven (7) directors (each, a “Director”), unless increased or decreased by a majority of the Directors or in accordance with Section 3.4(a)(ii). Directors need not be Members. Each Director is hereby designated as a “manager” of the Company within the meaning of Section 18-101(12) of the Delaware Act; provided that notwithstanding the last sentence of Section 18-402 of the Delaware Act, except as provided in this Agreement or in a resolution of the Board, a Director may not bind the Company. The Board may designate a Chair (the “Chair”) of the Board, who shall preside over the meetings of the Board and meetings of the Shareholders, lead the Board in fulfilling its responsibilities as set forth in this Agreement, and determine the agenda and perform all other duties and exercise all other powers which are or from time to time may be delegated to him or her by the Board. In the absence of the Chair, meetings of the Board and meetings of the Shareholders shall be presided over by the Chief Executive Officer of the Company (the “Chief Executive Officer”) to the extent he or she is a Director, or in the absence of the Chair and the Chief Executive Officer, by such other person as the Board may designate or the Directors present may select.

(ii) Notwithstanding anything to the contrary herein and solely to the extent required by the Investment Company Act, at any time when there are issued and outstanding Preferred Shares, the Preferred Shareholders shall have the right, as a class, to elect (a) two Directors to the Board (and the size of the Board shall be automatically increased to accommodate the election of such Directors), which Directors may be additional Directors or existing Directors designated by the Board to be elected by the Preferred Shareholders, but shall not elect or vote for the other Directors, and (b) if and for so long as distributions on the Preferred Shares are unpaid in an amount equal to two full years of distributions on the Preferred Shares, a majority of the Directors, such majority to be achieved by adding sufficient number of new Directors to the Board (and the size of the Board shall be automatically increased to accommodate the election of such Directors), all of whom are elected by the Preferred Shareholders, who, together with the Directors set forth in clause (a) of this paragraph (ii), will constitute a majority of the Directors (such Directors under clause (a) or (b) of this paragraph (ii), as applicable, the “Preferred Directors”). In the event any Preferred Shares are issued and outstanding, the Preferred Shareholders shall be entitled to elect the Preferred Directors at a meeting of the Members, which shall be called in the manner as provided in Section 3.6.

(iii) Regular meetings of the Board may be held at such places and times as shall be determined from time to time by the Board. Special meetings of the Board may be called by the Chair, the Chief Executive Officer or a majority of the entire Board. Notice thereof stating the place, date and hour of the meeting shall be given to each Director either by mail not less than forty-eight (48) hours before the date of the meeting, by telephone, facsimile or e-mail on twenty-four (24) hours’ notice, or on such shorter notice as the person or persons calling such meeting may deem necessary or appropriate in the circumstances. Notice of any special meeting of the Board shall be delivered personally or by telephone, electronic mail, facsimile transmission, U.S. mail or courier to each director at his or her business or residence address. Notice by personal delivery, telephone, electronic mail or facsimile transmission shall be given at least 24 hours prior to the meeting. Notice by U.S. mail shall be given at least three days prior to the meeting. Notice by courier shall be given at least two days prior to the meeting. Telephone notice shall be deemed to be given when the director or his or her agent is personally given such notice in a telephone call to which the director or his or her agent is a party. Electronic mail notice shall be deemed to be given upon transmission of the message to the electronic mail address given to the Company by the director. Facsimile transmission notice shall be deemed to be given upon completion of the transmission of the message to the number given to the Company by the director and receipt of a completed answer-back indicating receipt. Notice by U.S. mail shall be deemed to be given when deposited in the U.S. mail properly addressed, with postage thereon prepaid. Notice by courier shall be deemed to be given when deposited with or delivered to a courier properly addressed. Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the Board need be stated in the notice, unless specifically required by statute or this Agreement. Unless otherwise indicated in the notice thereof, any and all business may be transacted at a special meeting.

(iv) A majority of the total number of Directors shall constitute a quorum for the transaction of business. Except as otherwise provided by law or by this Agreement, the act of a majority of the Directors present (including Directors present by telephone or other electronic means, unless the Investment Company Act requires that a particular action be taken only at a meeting of the Board in person) at a meeting at which a quorum is present shall be the act of the Board. In the absence of a quorum, a majority of the Directors present thereat may adjourn such meeting to another time and place. Notice of such adjourned meeting need not be given if the time and place of such adjourned meeting are announced at the meeting so adjourned.

(v) Unless otherwise restricted by this Agreement, any one or more members of the Board or any committee thereof may participate in a meeting of the Board or such committee by means of a conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other. Participation by such means shall constitute presence in person at a meeting.

(vi) Unless otherwise restricted by this Agreement, any action required or permitted to be taken at any meeting of the Board or of any committee thereof may be taken without a meeting if all members of the Board or any committee thereof, as the case may be, consent thereto in writing or by electronic transmission, and the writing or writings or electronic transmission or transmissions are filed with the minutes of proceedings of the Board or committee; provided, however, that this Section 3.4(a)(vi) shall not apply to any action of the Board that requires the vote of the Directors to be cast in person at a meeting pursuant to the Investment Company Act.

(vii) As of the date of this Agreement, the names of Directors are set forth on SCHEDULE A. Each Director will hold office until his or her death, resignation, retirement, disqualification or removal.

(viii) A majority of the Directors will at all times consist of Directors who are not “interested persons” (as defined in Section 2(a)(19) of the Investment Company Act) (the “Independent Directors”).

(ix) Any Director may resign at any time by submitting his or her written resignation to the Board or secretary of the Company. Such resignation shall take effect at the time of its receipt by the Company unless another time be fixed in the resignation, in which case it shall become effective at the time so fixed. The acceptance of a resignation shall not be required to make it effective. Any or all of the Directors may be removed by the affirmative vote of a majority of the full Board; provided, however, that any or all of the Preferred Directors, if any, may be removed only by the affirmative vote of Preferred Shareholders holding at least 66 2/3% of all the then-outstanding Preferred Shares.

(x) Except as otherwise provided in Section 3.4(a)(ii) or by applicable law, including the Investment Company Act, any newly created directorship on the Board that results from an increase in the number of Directors, and any vacancy occurring in the Board that results from the death, resignation, retirement, disqualification or removal of a Director or other cause, shall be filled by the appointment and affirmative vote of a majority of the remaining Directors in office, although less than a quorum, or by a sole remaining Director. Any Director elected to fill a vacancy or newly created directorship shall hold office until his or her death, resignation, retirement, disqualification or removal.

(xi) Subject to the limitations of Section 17(h) of the Investment Company Act, a member of the Board, or a member of any committee designated by the Board shall, in the performance of such person’s duties, be fully protected in relying in good faith upon records of the Company and upon such information, opinions, reports or statements presented to the Company by any of the Company’s officers or employees, or committees of the Board, or by any other person as to matters the member reasonably believes are within such other person’s professional or expert competence and who has been selected with reasonable care by or on behalf of the Company.

(b) Committees of Board of Directors.

(i) The Board may designate one or more committees, including but not limited to an Audit Committee (the “Audit Committee”) and a Nominating and Corporate Governance Committee (the “Nominating and Corporate Governance Committee”). Each such committee will consist of one or more of the Directors of the Company.

(ii) The responsibilities of the Audit Committee shall be set forth in a charter approved by the Board. At least one member of the Audit Committee will be designated by the Board as an “audit committee financial expert” under the rules of the U.S. Securities and Exchange Commission (the “SEC”). Each member of the Audit Committee shall be an Independent Director.

(iii) The responsibilities of the Nominating and Corporate Governance Committee shall be set forth in a charter approved by the Board. Each member of the Nominating and Corporate Governance Committee shall be an Independent Director.

(iv) Any such committee, to the extent provided in the resolution of the Board establishing such committee, shall have and may exercise all the powers and authority of the Board in the management of the business and affairs of the Company. All committees of the Board shall keep minutes of their meetings and shall report their proceedings to the Board when requested or required by the Board. Each committee of the Board may fix its own rules of procedure and shall hold its meetings as provided by such rules, except as may otherwise be provided by a resolution of the Board designating such committee. Unless otherwise provided in such a resolution, the presence of the greater of one-third or two members of the committee shall be necessary to constitute a quorum unless the committee shall consist of one or two members, in which event one member shall constitute a quorum, and all matters shall be determined by a majority vote of the members present at a meeting of the committee at which a quorum is present. Unless otherwise provided in such a resolution, in the event that a member and that member’s alternate, if alternates are designated by the Board, of such committee is or are absent or disqualified, the member or members thereof present at any meeting and not disqualified from voting, whether or not such member or members constitute a quorum, may unanimously appoint another member of the Board to act at the meeting in place of any such absent or disqualified member.

(c) Management by the Board.

(i) The business and affairs of the Company shall be managed by or under the direction of the Board, except as may be otherwise provided by law. Unless otherwise specified in this Agreement, consent or approval by the Company shall be determined by the Board. Except to the extent otherwise expressly provided in this Agreement, the Members shall have no right, including under the Delaware Act, to vote on or approve any Company matter, including, without limitation, any of the events described in Sections 18-209, 18-213, 18-215, 18-216, 18-217, 18-218, 18-219, 18-220, 18-221, 18-301, 18-302, 18-502, 18-801 and 18-806 of the Delaware Act.

(ii) The Board may appoint and elect (as well as remove or replace with or without cause), as it deems necessary, a President, a Chief Executive Officer, a Chief Operating Officer, a Treasurer, a Chief Financial Officer, a Chief Administrative Officer, a Secretary, a Chief Compliance Officer and any other officer of the Company the Board determines to be necessary or advisable (collectively, the “Officers”).

(iii) The Officers shall perform such duties and may exercise such powers as may be assigned to them by the Board.

(iv) Unless the Board decides otherwise, if the title of any person authorized to act on behalf of the Company under this Section 3.4(c) is one commonly used for officers of a business corporation formed under the Delaware General Corporation Law, the assignment of such title shall constitute the delegation to such person of the authority and duties that are normally associated with that office, subject to any specific delegation of, or restriction on, authority and duties made pursuant to this Section 3.4(c). Any number of titles may be held by the same person. Any delegation pursuant to this Section 3.4(c) may be revoked at any time by the Board.

(v) The Board may authorize any Person, including any Officer, to sign any document, agreement, certificate or instrument on behalf of the Company.

(d) Powers of Board. Except as otherwise explicitly provided herein, the Board shall have the power on behalf and in the name of the Company to implement the objectives of the Company and to exercise any rights and powers the Company may possess, including the power to cause the Company to (i) make any elections available to the Company under applicable tax or other laws, (ii) make any investments to achieve the Company’s investment objective(s) as set forth in the PPM, its filings under the Exchange Act or other offering document, which may be amended or supplemented from time to time, or as otherwise permitted under this Agreement, (iii) satisfy any Company obligations, or (iv) make any disposition of Company assets. Notwithstanding any other provision of this Agreement, without the consent of any Member or other Person being required, subject to the Investment Company Act and applicable law, the Company is hereby authorized to execute, deliver and perform, and the Officers are, and each hereby is, individually, authorized to execute and deliver, on behalf of the Company, (x) a Subscription Agreement with each Member, (y) the Investment Advisory Agreement and the Administration Agreement (as defined below), and (z) any amendment of any such document (to the extent such amendment is approved in accordance with the terms of the relevant agreement and is consistent with the terms of this Agreement) and any other agreement, document or other instrument contemplated thereby or related thereto (to the extent that such other agreement, document or other instrument is consistent with the terms of the relevant agreement or this Agreement). Such authorization shall not be deemed a restriction on the power of the Board to cause the Company to enter into other documents.

Section 3.5 Activities of Members. Notwithstanding any duty otherwise existing at law or in equity, but subject to the provisions of this Agreement and applicable laws (including the Investment Company Act), any Member and its respective direct and indirect partners, members, stockholders, officers, directors, managers, trustees, employees, agents and Affiliates may invest, participate, or engage in (for their own accounts or for the accounts of others), or may possess an interest in, other financial ventures and investment and professional activities of every kind, nature and description, independently or with others, whether now existing or hereafter acquired or initiated, including but not limited to: management of other investment vehicles; investment in, financing, acquisition or disposition of securities including, for the avoidance of doubt, loan origination activities; investment and management counseling; providing brokerage and investment banking services; or serving as officers, directors, managers, trustees, consultants, advisers or agents of other companies, partners of any partnership, members of any limited liability company or trustees of any trust (and may receive fees, commissions, remuneration or reimbursement of expenses in connection with these activities), whether or not such activities may conflict with any interest of the Company or any of the Members. Notwithstanding any duty otherwise existing at law or in equity, to the fullest extent permitted by law, the fact that a Member may encounter opportunities to purchase, otherwise acquire, lease, sell or otherwise dispose of investment assets, other assets or other business ventures and may take advantage of such opportunities itself or introduce such opportunities to entities in which it has or does not have any interest shall not subject such Member to liability to the Company or to any of the other Members on account of the lost opportunity. Nothing in this Agreement or any duty existing at law or in equity shall be deemed to prohibit any Member or any Affiliate of any Member from dealing with, or otherwise engaging in business with, any other Member or any Person transacting business with the Company or any Portfolio Company. Notwithstanding any duty otherwise existing at law or in equity, to the fullest extent permitted by law, neither the Company nor any Member shall have any rights, solely by virtue of this Agreement, in or to any activities permitted by this Section 3.5 or to any fees, income, profits or goodwill derived from such activities.

Section 3.6 Meetings of Members.

(a) Place of Meetings. All meetings of the Members for any purpose shall be at any such place as shall be designated from time to time by the Board and stated in the notice of meeting or in a duly executed waiver of notice thereof.

(b) Meetings. Meetings of Members may be called by the Board, the Chair, the Chief Executive Officer or by Members holding a majority of the Shares entitled to vote at the meeting. The Board may postpone, adjourn, reschedule or cancel any meeting of Members previously scheduled by the Board, the Chair or the Chief Executive Officer.

(c) Notice, Business at Meetings. Unless otherwise provided by law, written notice of a meeting of the Members, stating the time, place and purpose or purposes thereof, shall be given to each Member entitled to vote at such meeting, not less than ten (10) or more than ninety (90) days before the date fixed for the meeting. For each meeting, only business specified in the notice of meeting (or any supplement thereto) (i) by or at the direction of the Company or (ii) by the Members calling the meeting, as applicable, may be conducted at such meeting.

(d) Quorum; Adjournments. Unless otherwise required by law, Members holding a majority of the Shares entitled to vote thereat, present in person or represented by proxy, shall constitute a quorum for the transaction of business at all meetings; provided, that where a separate vote of Common Shares and Preferred Shares is required, the holders of a majority of all issued and outstanding Common Shares and Preferred Shares, as applicable, present in person or represented by proxy, shall constitute a quorum entitled to take action with respect to each such matter. Abstentions will be treated as Shares that are present and entitled to vote for purposes of determining the number present and entitled to vote with respect to any particular proposal but will not be counted as a vote in favor of such proposal.

If such quorum shall not be present or represented by proxy at any meeting, then either the chair of the meeting or Members entitled to vote thereat (present in person or represented by proxy) shall have the power to adjourn a vote from time to time, without notice other than announcement at the meeting, until a quorum shall be present or represented by proxy. At such adjourned meeting at which a quorum shall be present or represented by proxy, any business may be transacted which might have been transacted at the meeting as originally called. If the adjournment is for more than thirty (30) days, or, if after adjournment a new record date is set, then a notice of the adjourned meeting shall be given to each Member entitled to vote at the meeting.

(e) Remote Participation. Unless otherwise required by law, Members may participate in a meeting of the Members by means of a conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other, and participation by such means shall constitute presence in person at a meeting.

Section 3.7 Waiver of Notice. A written waiver of any notice, signed by a Member or Director, or waiver by electronic transmission by such person, whether given before or after the time of the event for which such notice is to be given, shall be deemed equivalent to the notice required to be given to such person. Neither the business nor the purpose of any meeting need be specified in such a waiver. Attendance at any meeting (in person or by remote communication) shall constitute waiver of notice, except attendance for the express purpose at the beginning of the meeting to the transaction of any business because the meeting is not lawfully called or convened.

Section 3.8 Member Voting and Consents. Whenever action is required by this Agreement to be taken by a specified percentage in interest of the Members (or any class or group of Members), such action shall be deemed to be valid if taken at a duly called meeting of Members at which a quorum is present with the approval of, or upon the written vote or written consent of, those Members (or those Members included in such class or group) whose Shares represent the specified percentage of the aggregate outstanding Shares of all Members (or the aggregate outstanding Shares of all Members included in such class or group) at the time. Each Member shall be entitled to one vote for each Share held on all matters submitted to a vote of the Members.

If at any time Preferred Shares have been issued and are outstanding, except as otherwise required by applicable law, any proposal:

(i) affecting the Common Shareholders but not the Preferred Shareholders shall require approval by the requisite percentage in interest of the Common Shareholders;

(ii) affecting the Preferred Shareholders but not the Common Shareholders shall require approval by the requisite percentage in interest of the Preferred Shareholders; and

(iii) affecting both Common Shareholders and Preferred Shareholders, shall require approval by the requisite percentage in interest of the Common Shareholders and the Preferred Shareholders, voting together as a single class.

ARTICLE 4 – INVESTMENTS AND ACTIVITIES

Section 4.1 Investment Objectives. The investment objective(s) of the Company shall be stated in the Company’s offering documents or other public filings, as may be amended, revised or supplemented from time to time. Each investment held by the Company is referred to herein as an “Investment” and collectively, the “Investments.”

Section 4.2 Borrowing.

(a) General. The Company shall have the power to enter into, make and perform all such contracts and other undertakings, and engage in all such activities and transactions as the Board may deem necessary or advisable for or incidental to the carrying out of the Company’s purpose and objectives (and all determinations, decisions and actions made or taken by the Board shall be conclusive and absolutely binding upon the Company, the Members and their respective successors, assigns and personal representatives), including: (i) to incur and maintain indebtedness for borrowed money (including through the issuance of notes and other evidence of indebtedness), other indebtedness, financings or extensions of credit (“Financings”), (ii) to incur and maintain other obligations (including in connection with derivative financial instruments), (iii) to arrange and make guarantees to support any such Financings or other obligations and incur reimbursement obligations in respect of any such Financings, other obligations or guarantees, (iv) to pledge or assign or otherwise make available credit support for any such Financings, other obligations or guarantees, (v) to become contingently liable with respect to indebtedness for borrowed money of any Person, and (vi) to enter into agreements, instruments and documents and take all other actions as the Company deems necessary or appropriate in connection with incurring or maintaining Financings, other obligations or guarantees, in each such case. Without limiting the generality of the foregoing, the Company is authorized, at its option and without notice to or consent of any Member, to hypothecate, mortgage, assign, transfer, make a collateral assignment or pledge or grant a security interest to any Lender or other holders other obligations or guarantees of the Company any or all assets of the Company, including Investments and deposit or other accounts into which Capital Contributions are credited or deposited (the “Assets”).

In furtherance thereof and without limiting the generality thereof, the Company may, in each case subject to such other conditions as the Company may reasonably determine, (a) authorize any Lender or holders of such other obligations or guarantees, including any agent or trustee acting on their behalf, as agent and on behalf of the Company, or in such other capacity as the Company may specify (i) to exercise any right or remedy of the Company under this Agreement in respect of any Asset and (ii) to enforce the Members’ obligations under their respective Subscription Agreements and this Agreement, and (b) take any other action the Company reasonably determines to be necessary for the purpose of providing such credit support (collectively, clauses (a) and (b), the “Lender Powers”); provided, that any exercise of such Lender Powers shall be made in accordance with this Agreement. In addition, the Company is hereby authorized to provide to or receive from any Lender or holders of such indebtedness, or holders of other obligations or guarantees, including any agent or trustee acting on their behalf, financial information related to such Member and other documentation reasonably and customarily required to incur or assume such indebtedness, subject to applicable law, and in connection therewith, each Member hereby agrees to cooperate with the Company with respect to the provision of such information and documentation.

Subject to applicable law, the Company is authorized to enter into and maintain guarantees and other credit support of Financings of subsidiaries and other Persons in which the Company has an interest or otherwise be liable on a joint and several basis and any such obligations in connection therewith may be cross-guaranteed as the Board determines is necessary or convenient in the conduct or promotions of the activities or business of the Company.

Notwithstanding anything to the contrary in this Agreement, for so long as the Company operates as a BDC, the total amount of indebtedness outstanding at any time (including, for this purpose, the Preferred Shares) shall not cause the Company to violate leverage requirements applicable to the Company, including Section 61 of the Investment Company Act.

(b) Beneficiary Rights. Notwithstanding anything herein to the contrary, any Lender or other Person granted a lien with respect to any of the Assets and/or the right to exercise any Lender Power shall be an intended beneficiary of this Agreement and shall be entitled to enforce the provisions of this Section 4.2.

Section 4.3 Distributions. Subject to the discretion of the Board, the requirements of Section 852(a) of Subchapter M of the Code, the terms of any Financings or other obligations or Preferred Shares, if any, and any other applicable legal requirements, the Company may from time to time distribute ratably among the Shareholders such proportion of the net profits, surplus (including paid-in surplus), capital, or assets held by the Company as and when the Board may deem proper or as may otherwise be determined in accordance with this Agreement. Any such distribution may be made in cash or property (including without limitation any type of obligations of the Company or any assets thereof) or Shares, and the Board may distribute ratably among the Shareholders additional Shares in such manner, at such times, and on such terms as the Board may deem proper or as may otherwise be determined in accordance with this Agreement. Any distributions in-kind will be distributed among the Members in the same proportion and priority as cash distributions would be distributed among the Members and will be valued in accordance with the valuation policies approved by the Board.

Depending on the level of taxable income and net capital gain earned in a year, the Company may retain certain net capital gain for reinvestment and carry forward taxable income for distribution in the following year and pay any applicable tax.

Anything in this Agreement to the contrary notwithstanding, no distribution shall be made to any Member on account of its interest in the Company if, and to the extent that, such distribution would not be permitted under the Delaware Act. Any distribution of securities shall be subject to such conditions and restrictions as the Board determines are required or advisable to ensure compliance with applicable law. In furtherance of the foregoing, the Board may require that the Members execute and deliver such documents as the Board may deem necessary or appropriate to ensure compliance with all federal and state securities laws that apply to such distribution.

ARTICLE 5 – CERTAIN RIGHTS AND PREFERENCES OF SHARES

Section 5.1 Shares. The Shares of the Company that are outstanding and/or available for issuance will consist of (i) Common Shares, which, as of the date of this Agreement, are the only issued and outstanding Shares and (ii) Preferred Shares, the preferences (if any), limitations and relative rights with respect to which will be as provided in this Agreement and/or an amendment or supplement to this Agreement. The Shares are limited liability company interests in the Company.

Section 5.2 Common Shares. All Common Shares shall be identical and shall entitle the holders thereof to the same rights and privileges. The holders of the Common Shares have the voting rights and the distribution rights of Common Shareholders described herein.

Section 5.3 Preferred Shares. Without the consent of any Member, including any Common Shareholder, the Board may cause the Company to issue one class of Preferred Shares (the “Preferred Shares” and, together with the Common Shares, the “Shares”), which Preferred Shares may have rights, powers and preferences senior to those of the Common Shares, and such other characteristics as the Board may determine, but, for so long as the Company operates as a BDC, in a manner that complies with the legal requirements applicable to a BDC. Prior to the issuance of a series of Preferred Shares, the Board shall set the rights, powers and preferences, including the conversion or other rights, voting powers, restrictions, limitations as to distributions, qualifications and terms or conditions of redemption. This Agreement shall be amended in accordance with Section 12.1(b)(v) to reflect the creation and issuance of any class of Preferred Shares.

ARTICLE 6 – FEES AND EXPENSES; ADVISORY AGREEMENT;

ADMINISTRATION AGREEMENT

Section 6.1 Company Expenses. The Company’s primary operating expenses (the “Company Expenses”) include the payment of: (i) investment advisory fees pursuant to the Investment Advisory Agreement; (ii) costs and other expenses payable to Audax Management Company (NY), LLC (the “Administrator”) in performing its administrative obligations under the Administration Agreement; and (iii) other organizational and operating expenses as may be incurred by or on behalf of the Company, as set forth in the Investment Advisory Agreement and the Administration Agreement.

Section 6.2 Investment Advisory Agreement. The Company shall enter into an Investment Advisory Agreement with the Investment Adviser for investment advisory and management services, which Investment Advisory Agreement shall be approved in accordance with the Investment Company Act.

Section 6.3 Administration Agreement. The Company shall enter into an administration agreement (the “Administration Agreement”) with the Administrator for furnishing the Company with administrative services necessary to conduct its day-to-day operations.

ARTICLE 7 – CAPITAL OF THE COMPANY

Section 7.1 Capital Contributions.

(a) General. The Company will issue Common Shares to Members from time to time in accordance with the provisions of this Agreement. Common Shares shall be issued to such Members at such times as approved by the Board or otherwise as agreed by the Company, including in accordance with a Member’s Subscription Agreement. A Member’s obligation to make Capital Contributions or other payments may be reduced or eliminated as set forth in such Member’s Subscription Agreement.

(b) Additional Capital Contributions. No Member shall be required to make any additional Capital Contributions to the Company in excess of the initial Capital Contribution of such Member unless otherwise agreed by the Member and the Company, including as provided in the Member’s Subscription Agreement; provided, however, that if the Board determines that additional Capital Contributions are necessary or desirable for the operations of the Company, the Board may cause the Company to offer additional Shares pursuant to Section 3.3(b).

(c) No Interest. No interest shall accrue on any Common Shareholder’s Capital Contribution or any Preferred Shareholder’s Capital Contribution.

ARTICLE 8 – DURATION OF THE COMPANY

Section 8.1 Term and Termination of the Company. The term of the Company shall continue until the dissolution of the Company in accordance with this Section 8.1. The Company shall be dissolved (i) at any time upon the affirmative vote of a majority of the full Board to dissolve the Company, (ii) if there are no Members of the Company, unless the business of the Company is continued in accordance with this Agreement or the Delaware Act, or (iii) upon the entry of a decree of judicial dissolution of the Company under Section 18-802 of the Delaware Act (subject to Section 3.2(c)(ii) hereof).

Section 8.2 Sale of Assets. Subject to any restrictions of the Investment Company Act and applicable law, the Board shall be entitled, without the approval of any Members, to cause the Company to, among other things, sell, exchange or otherwise dispose of all or substantially all of the Company’s assets in a single transaction or series of transactions, or approve on behalf of the Company, the sale, exchange or disposition of all or substantially all of the Company’s assets. The Board may also cause the sale of all or substantially all of the Company’s assets under foreclosure or other realization without the consent of any Members.

ARTICLE 9 – LIQUIDATION OF ASSETS ON DISSOLUTION

Section 9.1 General. Following dissolution, the Company’s assets shall be liquidated in an orderly manner. The Board shall be the liquidator to wind up the affairs of the Company pursuant to this Agreement. The Board may designate its authority to wind up the affairs of the Company pursuant to this Agreement to any Person. The Board as liquidator shall cause the Company to pay or make reasonable provision for the payment of the Company’s liabilities and obligations to creditors in accordance with the Delaware Act. In performing their duties, the Board as liquidator is authorized to sell, exchange or otherwise dispose of the assets of the Company in such reasonable manner as the Board shall determine to be in the best interest of the Members.

Section 9.2 Liquidating Distributions; Priority.

(a) Priority. Subject to Section 18-804 of the Delaware Act, the proceeds of liquidation and any other assets of the Company shall be applied in the following order of priority:

(i) First, to pay or make reasonable provision for the payment of the Company’s debts and other liabilities, including obligations to creditors in accordance with the Delaware Act, and, in connection with making such reasonable provision, the liquidator may establish any reserves which the liquidator may deem necessary or advisable for any contingent, conditional or unmatured claims or obligations of the Company, including the payment of the fees pursuant to the Investment Advisory Agreement and the reimbursement of expenses and other fees pursuant to the Administration Agreement, any claim against the Company which is the subject of a pending action, suit or proceeding to which the Company is party and/or any claims that have not been made known to the Company or that have not arisen but that, based on facts known to the Company, are likely to arise or to become known to the Company within 10 years after the date of dissolution;

(ii) Second, to the satisfaction of the prior rights of any outstanding Preferred Shares, if issued; and

(iii) Thereafter, among the Common Shareholders equally on a per Common Share basis.

(b) Distributions In-Kind. Notwithstanding the provisions of this Section 9.2, upon the dissolution of the Company, subject to applicable law and Section 4.3, the Board as liquidator may distribute in-kind any assets of the Company. Notwithstanding any provision of this Agreement to the contrary, the Board as liquidator may compel a Member to accept a distribution of any asset in-kind from the Company even if the percentage of the asset distributed to the Member exceeds a percentage of the asset that is equal to the percentage in which the Member shares in distributions from the Company.

Section 9.3 Duration of Liquidation. Such time as the Board determines in its sole discretion shall be allowed for the winding up of the affairs of the Company in order to minimize any losses otherwise attendant upon such a winding up.

Section 9.4 Liability for Returns. None of the liquidator, the Directors, the Officers, the Investment Adviser and their respective partners, members, stockholders, officers, directors, managers, employees, agents and Affiliates shall be personally liable to any Member for the return of the Capital Contributions of any Member.

Section 9.5 Post-Dissolution Investments. Notwithstanding anything to the contrary set forth in this Article 9, but subject to the other limitations on investments set forth in this Agreement and the Delaware Act, the liquidator may, at any time or times after dissolution, cause the Company to make additional investments in entities which were Portfolio Companies on the date of dissolution (including any successor to, or subsidiary of, a Portfolio Company), if the liquidator believes that such additional investments are in the best interest of the Members and in furtherance of the winding up of the affairs of the Company.

ARTICLE 10 – LIMITATIONS ON TRANSFERS OF SHARES;

REQUIRED TRANSFERS

Section 10.1 Transfers of Shares.

(a) General. A Member may sell, assign, transfer, pledge, mortgage, hypothecate, gift, or otherwise dispose of or encumber (collectively, “Transfer”) its Shares, including a Transfer of solely an economic interest, in whole or in part, provided, that (i) any purported transferee satisfies applicable eligibility and/or suitability requirements as determined by the Board, and (ii) any such Transfer is otherwise made in accordance with applicable laws and in compliance with this Agreement. Any attempted Transfer of all or any part of a Member’s Shares in violation of this Agreement will be void to the maximum extent permitted by law, and any intended recipient of the Shares will acquire no rights in such and will not be treated as a Member for any purpose. Each Transfer shall be subject to all of the terms, conditions, restrictions and obligations set forth in this Agreement and shall be evidenced by an assignment agreement executed by the transferor, the transferee(s) and the Company, in form and substance satisfactory to the Board. No Transfer will be effectuated except by registration of the Transfer on the Company’s books.

(b) Reimbursement of Transfer Expenses. As a condition to the effectiveness of any Transfer, the transferor or transferee shall pay all reasonable expenses, including out-of-pocket attorneys’ fees, incurred in connection with the assignment which may be effected as an offset to amounts otherwise distributable.

Section 10.2 Admission of Substituted Members.

(a) General. Any transferee of a Member’s Shares transferred in accordance with the provisions of this Article 10 shall be admitted as a substituted Member with the consent of the Board upon its execution (whether on its own behalf or via an attorney-in-fact) of an assignment agreement and a Subscription Agreement and counterpart to this Agreement. Any transfer of Shares in violation of the foregoing will be void, and any intended transferee will acquire no rights in such Shares and will not be treated as a Member for any purpose.

(b) Effect of Admission. The transferee of Shares transferred pursuant to this Article 10 that is admitted to the Company as a substituted Member shall succeed to the rights and liabilities of the transferor Member with respect to such interest and, after the effective date of such admission, the Capital Contribution of the transferor with respect to the Shares being transferred shall become the Capital Contribution of the transferee, to the extent of the Shares transferred. If a transferee is not admitted to the Company as a substituted Member, (i) such transferee shall have no right to participate with the Members in any votes taken or consents granted or withheld by the Members hereunder, and (ii) the transferor shall remain liable to the Company for all contributions and other amounts payable with respect to the transferred interest to the same extent as if no Transfer had occurred.

(c) Non-Compliant Transfer. If a Transfer has been proposed or attempted but the requirements of this Article 10 have not been satisfied, the Company shall not admit the purported transferee as a substituted Member but, to the contrary, shall (i) continue to treat the transferor as the sole owner of the Shares purportedly transferred in all respects, (ii) make no distributions to the purported transferee and, to the fullest extent permitted by law, incur no liability for distributions made in good faith to the transferor and (iii) not furnish to the purported transferee any tax or financial information regarding the Company. The Company shall also not otherwise treat the purported transferee as an owner of any Shares (either legal or equitable), unless required by law to do so. To the maximum extent permitted by law, the Company shall be entitled to seek injunctive relief, at the expense of the purported transferor, to prevent any such purported Transfer.

ARTICLE 11 – LIMITATION OF LIABILITY AND INDEMNIFICATION

Section 11.1 Limitation of Liability. To the fullest extent permitted by applicable law, none of the Company’s Officers, Directors, employees or agents will be liable to the Company or to any Member for any act or omission performed or omitted by any such person (including any acts or omissions of or by another Officer, Director, employee or agent), in the absence of willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of his or her office.

Section 11.2 Indemnification.

(a) Third Party Actions. To the fullest extent permitted by law, the Company shall indemnify any person who was or is a party, or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Company) by reason of the fact that he or she is or was a Director, Officer, employee or agent of the Company, or is or was serving at the request of the Company as a Director, Officer, employee or agent of another company, partnership, joint venture, trust or other enterprise, against expenses (including reasonable attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action, suit or proceeding except for expenses, judgments, fines and amounts incurred by reason of such person’s willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of his or her office. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person’s actions constituted willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of his or her office.

(b) Actions by or in the Right of the Company. To the fullest extent permitted by law, the Company shall indemnify any person who was or is a party, or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Company to procure a judgment in its favor by reason of the fact that he or she is or was a Director, Officer, employee or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another limited liability company, corporation, partnership, joint venture, trust or other enterprise against expenses (including reasonable attorneys’ fees) actually and reasonably incurred by him or her in connection with the defense or settlement of such action or suit except for expenses incurred by reason of such person’s willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of his or her office and except that no indemnification shall be made in respect of any claim, issue or matter by or in the right of the Company as to which such person shall have been adjudged to be liable to the Company unless and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper.

(c) Expenses. To the fullest extent permitted by law, to the extent that a present or former Director, Officer, employee or agent of the Company has met the applicable standard of conduct to be indemnified in any action, suit or proceeding referred to in Section 11.2(a) or Section 11.2(b), or in defense of any claim, issue or matter therein, he or she shall be indemnified against expenses (including reasonable attorneys’ fees) actually and reasonably incurred by him or her in connection therewith.

(d) Determinations. Any indemnification under Section 11.2(a) or Section 11.2(b), (unless ordered by a court) shall be made by the Company only as authorized in the specific case upon a determination that indemnification of the Director, Officer, employee or agent is proper in the circumstances because he or she has met the applicable standard of conduct set forth in such section. Such determination shall be made:

(i) by the Board by a majority vote of a quorum consisting of Directors who were not parties to such action, suit or proceeding, even though less than a quorum;

(ii) by a committee of such Directors designated by majority vote of such Directors, even though less than a quorum; or

(iii) by independent legal counsel in a written opinion, if there are no such Directors, or such Directors so direct.

(e) Right to Advancement of Expenses. To the fullest extent permitted by law, expenses (including reasonable attorneys’ fees) incurred by an Officer, Director, employee or agent of the Company in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the Company in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such Director, Officer, employee or agent of the Company to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by the Company as authorized in this Section 11.2. Such expenses (including reasonable attorneys’ fees) incurred by other employees and agents may be so paid upon such terms and conditions, if any, as the Board deems appropriate.

(f) Indemnification Not Exclusive. The indemnification and advancement of expenses provided by, or granted pursuant to the other sections of this Article 11 shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of Shareholders or disinterested Directors or otherwise, both as to action in his or her official capacity and as to action in another capacity while holding such office.

(g) Certain Definitions.

(i) For purposes of this Article 11, references to “the Company” shall include, in addition to the resulting company, any constituent company (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent company, or is or was serving at the request of such constituent company as a director, officer, employee or agent of another company, partnership, joint venture, trust or other enterprise, shall stand in the same position under this Article 11 with respect to the resulting or surviving company as he or she would have with respect to such constituent company of its separate existence had continued.

(ii) For purposes of this Article 11, references to “other enterprise” shall include employee benefit plans; references to “fines” shall include any excise taxes assessed on a person with respect to any employee benefit plan; and references to “serving at the request of the Company” shall include any service as a Director, Officer, employee or agent of the Company which imposes duties on, or involves services by, such Director, Officer, employee or agent with respect to an employee benefit plan, its participants or beneficiaries.

Section 11.3 Nature of Rights. The indemnification and advancement of expenses provided by, or granted pursuant to, this Article 11 shall, unless otherwise provided when authorized or ratified by the Board, continue as to a person who has ceased to be a Director, officer, employee or agent of the Company and shall inure to the benefit of the heirs, executors and administrators of such a person.

Section 11.4 Insurance. The Company shall have power to purchase and maintain insurance (at the Company’s expense) on behalf of any person who is or was a Director, Officer, employee or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another limited liability company, corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him or her and incurred by him or her in any such capacity, or arising out of his or her status as such, whether or not the Company would have the power to indemnify him or her against such liability under the other provisions of this Article 11.

Section 11.5 Limitation by Law. If any Person exculpated or indemnified pursuant to this Article 11 or the Company itself is subject to any federal or state law, rule or regulation which restricts the extent to which any Person may be exonerated or indemnified by the Company, the limitation of liability provisions set forth in Section 11.1 and the indemnification provisions set forth in Section 11.2 shall be deemed to be amended, automatically and without further action by the Members or any other Person, to the minimum extent necessary to conform to such restrictions. Without limiting the foregoing, for so long as the Company is regulated under the Investment Company Act, the limitation of liability and indemnification provisions shall be the limited to the extent provided by the Investment Company Act and by any valid rule, regulation or order of the SEC thereunder.

ARTICLE 12 – AMENDMENTS

Section 12.1 Amendments.

(a) By Consent. Except as otherwise provided in this Agreement, the terms and provisions of this Agreement may be amended with the consent of the Board (which term includes any waiver, modification, or deletion of this Agreement) during or after the term of the Company, together with the prior written consent of:

(i) If no Preferred Shares have been issued and are outstanding, the consent of Common Shareholders holding a majority of the issued and outstanding Common Shares; and

(ii) If Preferred Shares have been issued and are outstanding:

(1)	in the case of an amendment not affecting the rights of the Preferred Shareholders, Common Shareholders holding a majority of the issued and outstanding Common Shares,

(2)

in the case of an amendment not affecting the rights of the Common Shareholders (including rights or protections with respect to tax consequences of Common Shareholders), Preferred Shareholders holding a majority of the issued and outstanding Preferred Shares, and

(3)

in case of an amendment affecting the rights (including rights or protections with respect to tax consequences of Common Shareholders) of both the Common Shareholders and the Preferred Shareholders, Common Shareholders holding a majority of the issued and outstanding Common Shares and Preferred Shareholders holding a majority of the issued and outstanding Preferred Shares.

(b) Without Consent. Notwithstanding the provisions of Section 12.1(a), the following amendments may be made with the consent of the Board and without the consent of any Member:

(i) to add to the duties or obligations of the Board or surrender any right granted to the Board herein;

(ii) to cure any ambiguity or correct or supplement any provision herein which may be inconsistent with any other provision herein or to correct any printing, stenographic or clerical errors or omissions in order that this Agreement shall accurately reflect the agreement among the Members;

(iii) to satisfy any requirements, conditions, guidelines or opinions contained in any opinion, directive, order, ruling or regulation of the SEC, the Dodd-Frank Wall Street Reform and Consumer Protection Act, the U.S. Department of the Treasury, the U.S. Internal Revenue Service, the Board of Governors of the U.S. Federal Reserve or any other U.S. federal or state or non-U.S. governmental agency, or in any U.S. federal or state or non-U.S. statute, compliance with which the Board deems to be in the best interest of the Company;

(iv) as it determines in good faith to be necessary or appropriate to enable any Member to comply with any applicable law, rule or regulation; provided, that such amendment does not materially adversely affect the rights granted to or liabilities of any other Member;

(v) in connection with the admission to the Company of Additional Members or the creation or issuance of additional Shares or classes of Shares; or

(vi) to make changes that this Agreement specifically provides may be made by the Board without the consent of any Member,

provided, however, that no amendment shall may be made pursuant to clauses (i) through (vi) above if such amendment would (1) subject any Member to any adverse economic consequences without such Member’s consent, (2) diminish the rights or protections of one or more Members (including, for the avoidance of doubt, provisions intended to protect one or more Members from suffering certain adverse tax consequences), or (3) diminish or waive in any material respect the duties and obligations of the Board to the Company or the Members; provided, further, however, that any modification or amendment required solely in connection with the admission to the Company of Additional Members or the creation or issuance of additional Shares or classes of Shares shall not constitute an amendment that would subject any Member to adverse economic consequences or diminish the rights or protections of one or more Members so long as such modification or amendment does not disproportionately affect a single holder of Shares in a material adverse manner relative to the other holders of Shares.

(c) Consent to Amend Special Provisions. Notwithstanding the provisions of Section 12.1(a), any provision in this Agreement that requires the consent, action or approval of a specified percentage in interest of the Members may not be amended without the consent of such specified percentage in interest of Members.

ARTICLE 13 – ADMINISTRATIVE PROVISIONS

Section 13.1 Keeping of Accounts and Records; Certificate of Formation; Administrator.

(a) Accounts and Records. At all times the Company shall keep proper and complete books of account, in which shall be entered fully and accurately the transactions of the Company. Such books of account shall be kept on the accrual method of accounting for both tax and accounting purposes and shall be maintained in accordance with U.S. generally accepted accounting principles (“GAAP”). The Company shall also maintain: (i) an executed copy of this Agreement (and any amendments hereto); (ii) the Certificate (and any amendments thereto); (iii) executed copies of any powers of attorney pursuant to which any document described in clause (i) or (ii) has been executed by the Company; (iv) a current list of the name, address, Capital Contributions and taxpayer identification number, if any, of each Member; (v) copies of all tax returns filed by the Company; and (vi) all financial statements of the Company. These books and records shall at all times be maintained in accordance with the Company’s record retention policy.

(b) Certificate of Formation. The execution, delivery and filing of the Certificate of Conversion and the Certificate with the Secretary of State are hereby ratified, approved and confirmed in all respects (and, for the avoidance of doubt, the Certificate was executed, delivered and filed with the Secretary of State by an “authorized person” of the Company within the meaning of the Delaware Act). As of the date hereof, each Officer and each Director, as an “authorized person” of the Company within the meaning of the Delaware Act, shall execute, deliver and file, or cause the execution, delivery and filing of, all certificates (and any amendments and/or restatements thereof) required or permitted by the Delaware Act to be filed with the Secretary of State. Any Officer or any Director shall execute, deliver and file, or cause the execution, delivery and filing of any certificates (and any amendments and/or restatements thereof) necessary for the Company to qualify to do business in any jurisdiction in which the Company may wish to conduct business.

Section 13.2 Valuation. The fair value of the Company’s assets will be determined pursuant to a valuation policy approved by the Board.

Section 13.3 Notices. Any written notice herein required to be given to the Company by any of the Members shall be deemed to have been given if delivered in person or if sent by overnight courier service (for delivery within two or fewer Business Days), or by email (including, for the avoidance of doubt, by e-mail containing an electronic link to a notice that such notice is electronically accessible) to the principal office of the Company in New York, New York, or to such other address or email address as the Company may from time to time specify by notice to the Members.

Any written notice required to be given to a Members shall be deemed to have been given if sent to such Member at the address or email address set forth in the records of the Company or such other address or email address as such Member shall have specified in writing to the Company; provided that any call for capital required to be made under Article 3 shall also comply with the specific requirements of such article and the Subscription Agreement.

Notice, payment, demand or other communication shall be deemed to be delivered, given and received for all purposes:

(i) on the day of it being sent, where delivered in person, sent by email, and when sent on any Business Day during normal working hours at the place of receipt;

(ii) on the following Business Day, where sent by email on any Business Day outside normal working hours or on any day which is not a Business Day; and

(iii) on the second Business Day following the date dispatched by Federal Express, DHL or any comparable courier service.

Section 13.4 Accounting Provisions.

(a) Fiscal Year. For U.S. federal income tax purposes, the Company’s year shall be such date as may first be fixed from time to time by resolution of the Board of Directors unless otherwise required by the Code or permitted by applicable law. For financial reporting purposes, the Company’s fiscal year shall be such date as may be fixed from time to time by resolution of the Board of Directors unless otherwise required or permitted by applicable law.

(b) Independent Auditors. The Company’s independent public auditors shall be an independent public accounting firm as determined and approved by the Board.

Section 13.5 Tax Provisions.

(a) Classification of the Company as Corporation for Tax Purposes.

(i) The Company intends to file an election with the Internal Revenue Service to cause it to be classified as an association that is taxable as a corporation for U.S. federal income tax purposes on or prior to the date on which the Company has more than one Member.

(ii) The Company will use reasonable best efforts to qualify as a BDC and a RIC no later than the first calendar year in which the Company anticipates it will have significant amounts of net income.

(iii) Once the Company has elected RIC status, the Board will use reasonable best efforts to maintain the Company’s status as a RIC.

(b) RIC Requirements. From and after the date when the Company qualifies as a RIC for U.S. federal income tax purposes, the Board shall seek to cause the Company to meet any requirements under the Code necessary to obtain and maintain RIC qualification for U.S. federal income tax purposes, including source-of-income and asset diversification requirements and distributing annually an amount equal to at least 90% of its “investment company taxable income.”

(c) Tax Information. The Company will cause to be delivered after the end of each calendar year to each Member who was a Member at any time during such calendar year and is subject to U.S. federal, state, and local tax reporting obligations, such information as may be necessary for the preparation of such Member’s U.S. federal, state, and local tax returns.

Each Member agrees that such Member will, upon request by the Company, execute any forms or documents (including a power of attorney or settlement or closing agreement), provide any information (including an appropriate completed and executed Internal Revenue Service Form W-8) and take any further action requested by the Company, and that the Company may execute any forms or documents or obtain any information on such Member’s behalf that relate to such Member’s investment in the Company, in connection with any tax matter affecting the Company.

Section 13.6 General Provisions.

(a) Power of Attorney. Each Member, by execution of this Agreement (including by execution of counterpart signature page hereto directly or via an attorney-in-fact), hereby constitutes and appoints any duly authorized representative of the Company as its true and lawful representative and its attorney-in-fact, in its name, place and stead (i) to make, execute, sign and file any amendment to the Certificate required because of an amendment to this Agreement, in order to effectuate any change in the Members or in the Capital Contributions of the Common Shareholders or otherwise, and all such other instruments, documents and certificates which may from time to time be required by the laws of the U.S., the State of Delaware, or any other state or any non-U.S. jurisdiction in which the Company shall determine to do business, or any political subdivision or agency thereof, to effectuate, implement, and continue the valid and subsisting existence of the Company, or in connection with any tax filings of the Company, or any and all instruments, certificates, and other documents that may be deemed necessary or desirable to effect the dissolution, winding-up and termination of the Company (including a Certificate of Cancellation of the Certificate); (ii) to make, execute, sign, deliver and acknowledge any instrument, agreement, indemnity or document of any kind (including, without limitation, deeds of accession) in connection with the in-kind distribution of and the transfer of Investments to such Member; (iii) to effect any amendment to this Agreement adopted in accordance with its terms; (iv) to make, execute and sign any documents, instruments and certificates necessary to sell the Shares of any Member defaulting on its Subscription Agreement; (v) to file, prosecute, defend, settle or compromise litigation, other claims or arbitration on behalf of the Company; (vi) to execute forms or documents contemplated by the last paragraph of Section 13.5; and (vii) to execute any document that is necessary, appropriate or convenient to implement or effect a Transfer of a Member’s Shares in accordance with Section 13.6(h)(v).

Such representatives and attorneys-in-fact shall not, however, have any right, power or authority to amend or modify this Agreement when acting in such capacities, except as contemplated by clause (iii) of the immediately preceding paragraph. By way of clarification, any power of attorney granted by a Member under this Agreement is intended to be ministerial in scope and limited solely to those items permitted under the relevant grant of authority, and such powers of attorney are not intended to be a general grant of power to independently exercise discretionary judgment on the Member’s behalf or to vary the economic terms of the Member’s investment in the Company, reduce the Member’s legal liability protection, increase the Member’s liability exposure to third parties, or undertake any new obligations, undertakings or investments on behalf of the Member (in each case to the extent not already specifically provided for in this Agreement).

The power of attorney granted hereby is coupled with an interest and shall (i) be irrevocable for so long as a Member remains a Member, (ii) survive and shall not be affected by the subsequent death, lack of capacity, dissolution, insolvency, termination or bankruptcy of any Member granting the same or the Transfer of all or any of such Member’s Shares, and (iii) extend to such Member’s successors, assigns and legal representatives. Each Member, at the request of the Company, shall execute additional powers of attorney on a document separate from this Agreement. In the event of any conflict between this Agreement and any instruments executed, delivered, or filed by the Company pursuant to this power of attorney, this Agreement shall prevail. The Company may exercise this power of attorney by executing any agreement, certificate, instrument, or document with the single signature of the attorney-in-fact as attorney-in-fact for all Members.

Except as otherwise specifically provided herein, the powers of attorney granted herein shall not in any manner revoke in whole or in part any power of attorney that the undersigned previously has executed.

(b) Binding on Successors. This Agreement shall be binding upon and shall inure to the benefit of the respective heirs, successors, permitted assigns and legal representatives of the parties hereto.

(c) Governing Law. This agreement shall be governed by and construed in accordance with the laws of the State of Delaware. In particular, it shall be construed to the maximum extent possible to comply with all of the terms and conditions of the Delaware Act.

(d) Severability. If it shall be determined by a court of competent jurisdiction that any provision or wording of this Agreement shall be invalid or unenforceable under the Delaware Act or other applicable law, such invalidity or unenforceability shall not invalidate the entire Agreement. In that case, this Agreement shall be construed so as to limit any term or provision so as to make it enforceable or valid within the requirements of any applicable law, and, in the event such term or provision cannot be so limited, this Agreement shall be construed to omit such invalid or unenforceable provisions.

(e) Submission to Jurisdiction; Venue; Waiver of Jury Trial. Unless the Company otherwise agrees in writing, any legal action or proceeding with respect to this Agreement may be brought in the courts of the State of New York located in New York County or the U.S. District Court for the Southern District of New York located in New York County, and, by execution and delivery of this Agreement, each Member hereby irrevocably accepts for him or herself and in respect of his or her property, generally and unconditionally, the non-exclusive jurisdiction of the aforesaid courts. Unless the Company otherwise agrees in writing, such Member hereby further irrevocably waives any claim that any such courts lack personal jurisdiction over such Member, and agrees not to plead or claim, in any legal action proceeding with respect to this Agreement in any of the aforementioned courts, that such courts lack personal jurisdiction over such Member. Unless the Company otherwise agrees in writing, such Member hereby irrevocably waives any objection that such Member may now or hereafter have to the laying of venue of any of the aforesaid actions or proceedings arising out of or in connection with this Agreement brought in the aforesaid courts and hereby further irrevocably, to the extent permitted by applicable law, waives his or her rights to plead or claim and agrees not to plead or claim in any such court that any such action or proceeding brought in any such court has been brought in an inconvenient forum. UNLESS THE COMPANY OTHERWISE AGREES IN WRITING, THE PARTIES HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT THAT SUCH PARTY MAY HAVE TO A TRIAL BY JURY OF ANY CLAIM OR CAUSE OF ACTION DIRECTLY OR INDIRECTLY BASED UPON OR ARISING OUT OF THIS AGREEMENT.

(f) Waiver of Partition. Each Member hereby irrevocably waives any and all rights that it may have to maintain an action for partition of any of the Company’s property.

(g) Securities Law Matters. Each Member understands that in addition to the restrictions on transfer contained in this Agreement, it must bear the economic risks of its investment for an indefinite period because the interests in the Company have not been registered under the Securities Act or under any applicable securities laws of any state or other jurisdiction and, therefore, may not be sold or otherwise transferred unless they are registered under the Securities Act and any such other applicable securities laws or an exemption from such registration is available.

(h) Confidentiality.

(i) Each Member agrees that, without the prior written consent of the Company (which consent may be withheld at its sole discretion), (a) it shall keep confidential and shall not copy, reproduce, sell, assign, license, market, distribute, make available, or otherwise disclose, directly or indirectly, any information relating to the Company to any person who is not involved with such Member’s investment in the Company and either (i) one of such Member’s employees, officers or directors, or an employee, officer or director of a person who controls, is controlled by or is under common control with such Member who has a need to know such information in connection with their responsibilities with such Member, (ii) an attorney, consultant or accountant engaged by such Member, or (iii) a person agreed to in writing by the Member and the Company, and (b) such Member shall not use any information relating to the Company for any purpose (other than the evaluation of Shares and the Company, the preparation of such Member’s tax returns and the evaluation of the performance of such Member’s investment in the Company), including to effect or replicate any transactions described in any report or information relating to the Company received by the Member. Each Member also agrees that they will not obtain or attempt to obtain (lawfully or unlawfully) any information, that a reasonable person would consider personal, pertaining to another Member.

(ii) Each Member further agrees that (a) it shall ensure that any such recipient is made aware of, and adheres to, the terms of this Section 13.6(h), (b) it shall be responsible for any disclosure of any such information by any such person in contravention of the terms of this Section 13.6(h), unless it obtains the prior written consent of the Company or such disclosure is permitted as described below, (c) it is at all times subject to such Member’s obligation to act, and to cause persons to whom such Member may disclose information pursuant to this Section 13.6(h) to act, in accordance with applicable laws and regulations relating to the receipt or use of such information including, without limitation, those governing insider dealing or trading, market abuse and market manipulation, and (d) the Company may, in its sole discretion, refuse such Member’s request to furnish any correspondence, documents or other information relating to the Company to any person not described in (a), (b) or (c) above.

(iii) Each Member agrees to comply with all laws, including securities laws, concerning confidential information, and such Member agrees that it shall not trade in the securities of any issuer about which such Member receives material non-public information in connection with its investment in the Company or in its capacity as a Shareholder and shall refrain from such trading until any material non-public information no longer constitutes material non-public information.

(iv) Each Member hereby represents and warrants that, except as disclosed to the Company in writing, it is not subject to any law, governmental rule, regulation or legal process in any jurisdiction (including, without limitation, lawsuits, subpoenas administrative proceedings or the US Freedom of Information Act, or any comparable laws or regulations of any US or non-US jurisdiction) requiring such Member to disclose (on receipt of a request to do so or otherwise) any information relating to the Company or their investment in the Company (collectively, “Disclosure Laws”).

(v) The terms of this Section 13.6(h) shall apply indefinitely to information related to the Company except to the extent (a) such information is in the public domain (other than as a result of any action or omission of a Member or any person to whom such Member has disclosed such information) or (b) such information in the opinion of legal counsel of the Member (which such legal counsel, in the case of a Member which is an institutional investor, may be staff or in-house counsel regularly employed by such institutional investor) is required by applicable law or regulation to be disclosed, in which case Member shall first notify the Company of such requirement (unless such notification is prohibited by law) so that the Company may pursue a protective order or other appropriate remedy or waive compliance with the terms of this Section 13.6(h), and if a protective order or other appropriate remedy is not obtained, or if the Company waives compliance with the terms of this Section 13.6(h), then such Member shall disclose only that portion of confidential information such Member is advised by counsel is legally required to be disclosed and shall use its commercially reasonable efforts to protect the confidentiality of such information disclosed, including by requesting that confidential treatment be accorded such information. In addition, upon receipt by the Company of written notice from such Member of a public disclosure request, the Company may, in its sole discretion, cause the Transfer of such Member’s Shares if the Company determines, in its sole discretion, that the disclosure of this information could adversely affect the Company, the Company’s investors or the Investment Adviser. The right of the Company to cause the Transfer of such Member’s Shares as set forth in the preceding sentence shall be in addition to, and shall not prejudice, any other rights of the Company and/or the Investment Adviser to compulsorily Transfer such Member’s Shares. The Member further agrees to return any information relating to the Company upon the Company’s request therefor.

(vi) To the extent that the Freedom of Information Act, 5 U.S.C. § 552, (“FOIA”), any state public records access law, any state or other jurisdiction’s laws similar in intent or effect to FOIA, or any other similar statutory or regulatory requirement would potentially cause a Member or any of its affiliates to disclose information relating to the Company, its affiliates and/or any of the Company’s investments, the Member hereby agrees that it will promptly notify the Company of such requested disclosure, and the Member (a) shall take commercially reasonable steps to oppose and prevent the requested disclosure unless (1) such Member is advised by counsel (which in the case of a Member that is an institutional investor may be in-house counsel regularly employed by such institutional investor) that there exists no reasonable basis on which to oppose such disclosure, (2) the Company does not object in writing to such disclosure within ten Business Days (or such lesser time period as stipulated by the applicable law) of such notice or (3) such disclosure solely relates to fund level, aggregate performance information (i.e., aggregate cash flows, total returns, the year of formation of the Company, and such Member’s own Capital Contribution), and does not include (I) any confidential information relating to individual portfolio entities, (II) copies of the Member’s Subscription Agreement and related documents or (III) any other confidential information not referred to in Section 13.6(h)(i) above; and (b) acknowledges and agrees that notwithstanding any other provision of this Agreement, the Company may in order to prevent any such potential disclosure that the Company determines in good faith is likely to occur (1) withhold all or any part of the information otherwise to be provided to the Member other than the fund level, aggregate performance information specified in Section 13.6(h)(i) above, (2) provide to the Member access to such information only via an Internet website in password protected, non-downloadable- non-printable format, (3) to the maximum extent permitted by law, require the Member to return any copies of any such information provided to it by the Company and/or (4) make any such information available to the Member at the Company’s offices (or, at the request of the Company, the offices of counsel to the Company) or at the office of another third-party that has agreed to keep such information confidential; provided, that the Company shall not withhold any such information if the Member confirms in writing to the Company, based on the advice of counsel, that compliance with the procedures provided for in this Section 13.6(h) is legally sufficient to prevent such potential disclosure. For greater certainty, it is understood that a Member that is subject to FOIA, any state public records access law, any state or other jurisdiction’s laws similar in intent or effect to FOIA, or any other similar statutory or regulatory requirement and that maintains an established policy that was previously provided to the Company in writing, or regular practice with respect to the disclosure of the fund level, aggregate performance information permitted to be disclosed pursuant to this Section 13.6(h) may disclose such information without prior notice.

(vii) Each Member further agrees that the Company and/or the Investment Adviser may, in its sole discretion, keep confidential and not disclose to such Member or any other person any information relating to the Company (including, but not limited to, information that such Member or any other person would be required to disclose pursuant to applicable Disclosure Laws were such Member or such other person to receive such information) if the Company and/or the Investment Adviser determines in its discretion that the disclosure of such information is not in the best interest of the Company or could damage the Company or its business, or if the Company is required by law or by agreement with a third party to keep such information confidential. Notwithstanding any provision of this Agreement or the Delaware Act to the contrary and pursuant to Section 18-305(g) of the Delaware Act, the Members shall, to the fullest extent permitted by law, only have such rights to obtain information relating to the Company or its investments, or access to the books and records of the Company, as expressly provided in this Agreement.

(viii) For purposes of this Section 13.6(h), “information relating to the Company” shall be construed broadly and shall include, without limitation, any information furnished to, or otherwise obtained from the Company and/or the Investment Adviser by, a Member in respect of the Company or their Shares, including, without limitation, information regarding any other Member (including their identity), information regarding existing, past or prospective direct or indirect investments made by or other investment positions and trading activities and strategies of and/or transactions effected directly or indirectly for the Company, the Company’s financial reports and performance reports and correspondence with its Members, and the terms of this Agreement and any other agreement entered into between such Member or its affiliates and the Company, the Investment Adviser, the distributor or placement agent or their respective affiliates.

(ix) Each Member acknowledges and agrees that: (i) the Company and the Investment Adviser would suffer irreparable injury if such Member was to violate any provision of this Section 13.6(h) and monetary damages would not be a sufficient remedy for any such violation and (ii) that in the event that such Member breaches or threatens to breach any provision of this Section 13.6(h), in addition to any other remedies available to the Company in respect of any such breach, the Company and/or the Investment Adviser shall be entitled to seek specific performance and injunctive or other equitable relief to enforce any and all of the provisions of this Section 13.6(h) and that such Member will not oppose the granting of such relief. The remedies afforded to the Company and the Investment Adviser by this Section 13.6(h) shall be in addition to any and all other remedies available to the Company and the Investment Adviser resulting from such Member’s violation, breach or threatened breach of this Agreement.

(x) Notwithstanding anything to the contrary in this Agreement, except as reasonably necessary to comply with applicable securities laws, each Member (and such Member’s employees, representatives or other agents) may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the offering and ownership of the Shares (including the tax treatment and tax structure of any Company transactions) and all materials of any kind (including opinions and other tax analyses) that are provided to such Member relating to such tax treatment and tax structure. For this purpose, “tax structure” means any facts relevant to the US federal or state income tax treatment of (a) the offering and ownership of the Shares and (b) any transactions by the Company, and does not include information relating to the identity of the Company or its affiliates. Nothing in this paragraph shall be deemed to require the Company and/or the Investment Adviser to disclose to any person any information that the Company and/or the Investment Adviser is permitted or is required to keep confidential in accordance with this Agreement.

(xi) Each Member acknowledges that the Company, the Investment Adviser or its affiliates and/or service providers to or agents of the Company or the Investment Adviser may from time to time be required or may, in their discretion, determine that it is advisable to disclose certain information about the Company and its Members including, but not limited to, investments held by the Company or the names and levels of beneficial ownership of Members, to (i) regulatory authorities of certain jurisdictions, which have or assert jurisdiction over the disclosing party or in which the Company directly or indirectly invests, or (ii) any Lender to, counterparty of or service provider to the Investment Adviser or the Company, and each Member hereby consents to such disclosure.

(xii) Each Member agrees to provide the Company at any time during and after the term of the Company with such information as the Company determines to be necessary or appropriate to comply with the anti-money laundering laws, sanctions and regulations of any applicable jurisdiction, or to respond to requests for information concerning the identity of the Members from any governmental authority, self-regulatory organization or financial institution in connection with its anti-money laundering compliance procedures, or to update such information.

(xiii) Notwithstanding the foregoing, the provisions of this Section 13.6(h) shall not apply to any information that is already in the public domain, and further, each Member shall have the right to make any filings required by applicable law (including, for the avoidance of doubt, filings required by the Exchange Act), and shall be under no obligation to obtain consent of the Company prior to making such filings.

(i) Fixing the Record Date. In order for the Company to determine the Members entitled to notice of or to vote at any meeting of Members or any adjournment thereof, the Board may fix a record date which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board, and which record date shall, unless otherwise required by law, be no more than sixty (60) nor less than ten (10) days prior to the date of such meeting. If the Board so fixes a date, such date shall also be record date for determining the Members entitled to vote at such meeting unless the Board determines, at the time it fixes such record date, that a later date on or before the date of the meeting shall be the date for making such determination. If no record date is fixed by the Board, the record date for determining Members entitled to notice of or to vote at a meeting of Members shall be the close of business on the day next preceding the day on which notice is give or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held. A determination of Members of record entitled to notice of or to vote at a meeting of Members shall apply to any adjournment of the meeting; provided, however, that the Board may fix a new record date for the adjourned meeting.

(j) Notices to Members. The Company will notify the Members (i) as soon as reasonably practicable following any amendment to the PPM, and (ii) within 45 Business Days of a change in the independent auditors of the Company (including in the notification a general description of the reasons therefore and the name of the new independent auditors).

(k) Contract Construction; Headings; Counterparts. Whenever the context of this Agreement permits, the masculine gender shall include the feminine and neuter genders (and vice versa), and reference to singular or plural shall be interchangeable with the other. The invalidity or unenforceability of any one or more provisions of this Agreement shall not affect the other provisions, and the parties intend that this Agreement shall be construed and reformed in all respects as if any such invalid or unenforceable provision(s) were omitted or, at the direction of a court, modified in order to give effect to the intent and purposes of this Agreement. References in this Agreement to particular sections of the Code or the Delaware Act or any other statute shall be deemed to refer to such sections or provisions as they may be amended after the date of this Agreement. Captions in this Agreement are for convenience only and do not define or limit any term of this Agreement. It is the intention of the parties that every covenant, term, and provision of this Agreement shall be construed simply according to its fair meaning and not strictly for or against any party (notwithstanding any rule of law requiring an Agreement to be strictly construed against the drafting party), it being understood that the parties to this Agreement are sophisticated and have had adequate opportunity and means to retain counsel to represent their interests and to otherwise negotiate the provisions of this Agreement. Notwithstanding the provisions of this Agreement or any Subscription Agreement, without any further act, approval or vote of any Member, the Company may enter into side letters or other writings with individual Members which have the effect of establishing rights under, or, to the extent permitted by law, altering or supplementing, the terms of, this Agreement, any Subscription Agreement of such Member, or any other document entered into by the Company (an “Other Agreement”), including reducing or eliminating the obligation of a Member to make Capital Contributions or other payments under certain circumstances. This Agreement, together with the related Subscription Agreement and any Other Agreement (if any) between the Company and any Member, shall constitute the entire agreement and understanding among the respective parties to such agreements with respect to the subject matter hereof and thereof, and to the extent of any conflict between this Agreement or a Member’s Subscription Agreement on the one hand, and an Other Agreement of a Member on the other, the terms of such Other Agreement shall control between the Company and such Member. There are no representations, warranties or agreements made by the Company except to the extent set forth in this Agreement, the Subscription Agreements and any such Other Agreement (if applicable). This Agreement or any amendment hereto may be signed in any number of counterparts, each of which shall be an original, but all of which taken together shall constitute one agreement or amendment, as the case may be. A Member’s counterpart signature page to such Member’s Subscription Agreement shall also constitute a counterpart to this Agreement upon acceptance thereof by the Company.

(l) Effectiveness. Pursuant to Section 18-201(d) of the Delaware Act, this Agreement shall be effective as of the time of the Conversion Effective Time.

(m) Subscription Agreement Member Default Provisions. Any provision of a Member’s Subscription Agreement relating to the default of such Member, to the extent applicable, is hereby incorporated by reference to this Agreement and shall be part of the “limited liability company agreement” (as such term is defined under Section 18-101(9) of the Delaware Act) of the Company for all purposes of the Delaware Act.

* * * * * * *

IN WITNESS WHEREOF, the undersigned has executed this Limited Liability Company Agreement of Audax Private Credit Fund, LLC effective as of the Conversion Effective Time.

MEMBERS:

Audax Private Credit Business, LP, as attorney-in-fact for each of the Initial Members and any other Persons who has executed a Subscription Agreement, agreeing to purchase Common Shares in the Company, to be admitted to the Company as a Member and to be bound by the terms of the Agreement:

By: Audax Holdings I, L.L.C., its general partner

By:	/s/ Byron Pavano
Name:	Byron Pavano
Title:	Authorized Person

[Signature page to LLC Agreement]

APPENDIX I

AUDAX PRIVATE CREDIT FUND, LLC

DEFINITIONS

For purposes of this Agreement, the following terms shall have the meanings set forth below (such meanings to be equally applicable to both singular and plural forms of the terms so defined). Additional defined terms are set forth in the provisions of this Agreement to which they relate.

Additional Member	As set forth in Section 3.3(b).

Administration Agreement	As set forth in Section 6.3.

Administrator	As set forth in Section 6.1.

Affiliate	With respect to the Person to which it refers, a Person that directly or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, such subject Person. For this purpose, each Officer shall be deemed to be an Affiliate of the Investment Adviser, but Portfolio Companies or portfolio companies of any other investment vehicle advised by the Investment Adviser or its Affiliates shall not be considered Affiliates of the Board, the Investment Adviser, any Officer, any member of the Board or any member or manager of the Investment Adviser. “Affiliated” shall have the corresponding meaning.

Agreement	This Limited Liability Company Agreement of the Company, as hereafter, amended, modified, supplemented or restated from time to time.

Assets	As set forth in Section 4.2(a).

Audit Committee	As set forth in Section 3.4(b)(i).

BDC	A business development company as defined in Section 2(a)(48) of the Investment Company Act.

Board or Board of Directors	As set forth in Section 3.4(a)(i).

Business Day	Any day other than a Saturday, a Sunday or a day on which banking institutions in the State of New York are authorized or obligated by law or executive order to close.

Capital Contribution	As set forth in Section 3.3(a).

Certificate	As set forth in the preamble.

Certificate of Conversion	As set forth in the preamble.

Chair	As set forth in Section 3.4(a)(i).

Chief Executive Officer	As set forth in Section 3.4(a)(i).

Code	The United States Internal Revenue Code of 1986, as amended from time to time, or any successor statute thereto.

Common Shareholders	Any Member holding Common Shares.

Common Shares	As set forth in the preamble.

Company	As set forth in the introductory paragraph of this Agreement.

Company Expenses	As set forth in Section 6.1.

Conversion	As set forth in the preamble.

Conversion Effective Time	As set forth in the preamble.

Delaware Act	As set forth in the preamble.

Director	As set forth in Section 3.4(a).

Disclosure Laws	As set forth in Section 13.6(h)(iv).

Exchange Act	The U.S. Securities Exchange Act of 1934, as amended.

Financing	As set forth in Section 4.2(a).

FOIA	As set forth in Section 13.6(h)(vi).

former Members	As set forth in Section 3.2(a).

GAAP	As set forth in Section 13.1(a).

Independent Director	As set forth in Section 3.4(a)(viii).

Initial Member(s)	As set forth in the preamble.

Investment or Investments	As set forth in Section 4.1.

Investment Adviser	Audax PDB Management Company, LLC, a Delaware limited liability company, or any successor thereto.

Investment Advisory Agreement	That certain investment advisory agreement pursuant to which the Investment Adviser will act as investment adviser to the Company, as in effect from time to time

Investment Company Act	The Investment Company Act of 1940, as amended.

Limited Partnership	As set forth in the preamble.

Lender	(i) any lender, issuer of letters of credit or provider of other financing or extensions of credit, (ii) any holder of indebtedness, assignments, guarantees or other obligations relating to any of the foregoing, and (iii) any of their respective agents, trustees, successors and assigns.

Lender Power	As set forth in Section 4.2(a).

Members	The Initial Members and any other person who acquires Common Shares and/or Preferred Shares and who has been admitted to the Company as a Member in accordance with the terms of this Agreement, each in their capacity as members of the Company. For the avoidance of doubt, Common Shareholders and Preferred Shareholders are each “Members” for purposes of this Agreement.

Nominating and Corporate Governance Committee	As set forth in Section 3.4(b)(i).

Officers	As set forth in Section 3.4(c).

Other Agreement	As set forth in Section 13.6(k).

Person	Any individual, general partnership, limited partnership, limited liability partnership, limited liability company, corporation, joint venture, trust, statutory or business trust, cooperative or association or any governmental body or agency, and the heirs, executors, administrators, legal representative, successors and assigns of such Person where the context so permits.

Plan Assets Regulation	The regulation concerning the definition of “plan assets” under ERISA adopted by the United States Department of Labor and codified in 29 C.F.R. §2510.3-101, as modified by Section 3(42) of ERISA.

Portfolio Company	Any entity in which the Company holds an Investment.

PPM	The private placement memorandum, as amended or supplemented from time to time, prepared by the Company with respect to an offering of Shares.

Preferred Directors	As set forth in Section 3.4(a).

Preferred Shareholders	Any Member of holding Preferred Shares.

Preferred Shares	Preferred shares representing limited liability company interests in the Company held by Preferred Shareholders and having the preferences (if any), limitations and relative rights set forth in this Agreement.

RIC	A regulated investment company as defined in the Code.

SEC	As set forth in Section 3.4(b)(ii).

Securities Act	The U.S. Securities Act of 1933, as amended.

Shareholders	The Preferred Shareholders and the Common Shareholders. As used in this Agreement, the terms “Shareholder”, “Preferred Shareholder” and “Common Shareholder” each means a member of the Company within the meaning of Section 18-101(13) of the Delaware Act.

Shares	Collectively, the Common Shares and the Preferred Shares.

Subscription Agreement	The subscription agreement by which any Member agreed to purchase such Member’s Shares. For the avoidance of doubt, “Subscription Agreement” shall include Subscription Agreements entered into prior to the date hereof relating to the Limited Partnership.

Transfer	As set forth in Section 10.1(a).

SCHEDULE A

SCHEDULE OF DIRECTORS

1. Kevin P. Magid

2. Rahman Vahabzadeh

3. Steven V. Ruby

4. Patrick H. Dowling

5. David G. Moyer

6. Joseph F. Nemia

7. Daryl B. Brown